Exhibit 99.2

October 3, 2006

Mr. Gary M. Parsons

Chairman of the Board

XM Satellite Radio Holdings, Inc.

1500 Eckington Place

Washington, D.C. 20002

Dear Gary,

It is with deep regret that I inform you of my decision to step down from the Board of Directors of XM Satellite Radio. I have enjoyed working with you and the whole XM team during these past few years, and I take pride in the growth and accomplishments of the company as it has led the adoption of satellite radio as an exciting new entertainment medium for American consumers.

I continue to have a strong belief in the consumer value and attractiveness of the product, and I fully support the current direction of the company and the company’s management. Nonetheless, for personal reasons, I will be leaving the Board at this time. I wish you and your team all the best and intend to stay in touch and follow the company’s continued growth with great interest.

Sincerely,

/s/ George W. Haywood

George W. Haywood